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                                                                   EXHIBIT 10.12


                               PURCHASE AGREEMENT

         This Purchase Agreement (this "Agreement") is entered into as of August 6, 1996, between PENN/OHIO CABLEVISION, L.P., a Pennsylvania limited partnership, whose address is 71 Cedar Avenue, Hershey, Pennsylvania 17033 (hereinafter called the "Seller") and FrontierVision Operating Partners, L.P., a Delaware limited partnership, whose address is 1777 South Harrison Street, Suite P-200, Denver, Colorado 80210-3925 (said limited partnership or its assignee hereunder is hereinafter called the "Purchaser").

         WHEREAS, the Seller owns and operates the cable television system and related assets serving Summit Township (located in Somerset County, including Glade City), Pennsylvania and the towns of Meyersdale and Garrett, Pennsylvania and the cable television system and related assets serving portions of Athens County, Ohio and the town of Albany and Waterloo Township (including New Marshfield), Ohio (each a "System" and, collectively, the "Systems"; and each granting authority of a Franchise (as hereinafter defined) with respect to such service areas being hereinafter referred to as a "Municipality" and, collectively, the "Municipalities"), and desires to sell the Systems to Purchaser on the terms set forth herein; and

         WHEREAS, the Purchaser desires to purchase the Systems on the terms set forth below;

         NOW, THEREFORE, the Purchaser and the Seller, intending to be legally bound, do hereby agree as follows:

         1. Sale. On the terms set forth in this Agreement Seller shall sell to Purchaser and Purchaser shall buy from Seller on the Closing Date all of the assets used or useful in connection with the ownership and conduct of the business or operations of the Systems, together with any additions thereto between the date of this Agreement and the Closing Date, free and clear of all liens, mortgages, restrictions, encumbrances, claims and obligations of any kind (a "Lien"), including the following assets:

                 (a) All tangible personal property used or useful in connection with the ownership or operation of either or both of the Systems, including all cable, strand, fittings, amplifiers, modulators, receivers, converters, descramblers, antennae, racks, taps, traps, and electronic devices used in the Systems (the "Equipment") including, without limitation, the equipment, vehicles and inventory listed on Schedule 1 attached hereto, together with any additions thereto between the date of this Agreement and the Closing Date. With respect to the Equipment listed on Schedule 1, the Seller gives (i) no express warranties other than those specifically stated in this Purchase Agreement and (ii) no implied warranties, including without limitation, warranties of merchantability and fitness for a particular purpose.

                 (b)      All of the Contracts (as defined hereinafter in
Section 4.11) including without limitation the Contracts listed on Schedule 2 (exclusive of the Contracts listed on Schedule 13) insofar as and only insofar as such Contracts relate to the Systems..
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                 (c)      All interests (the "Real Property Interests") of
Seller in any of the real property, and all buildings and improvements thereon, used in connection with the business or operations of either or both of the Systems (the "Real Property"), including fee estates, leaseholds, subleaseholds, purchase options, licenses, easements, rights to access, and rights of way, including without limitation the items listed on Schedule 3, together with any additions thereto between the date of this Agreement and the Closing Date.

                 (d) All initial authorizations, or amendments or renewals thereof, issued by the Municipalities, whether such authorizations are designated as franchises, permits, licenses, resolutions, contracts, certificates, agreements or otherwise, in connection with the construction, operation or maintenance of either of the Systems (the "Franchises"), including without limitation the authorizations listed on Schedule 4.

                 (e) All licenses, permits and other authorizations (other than the Franchises) issued by the Federal Communications Commission ("FCC"), the Federal Aviation Administration ("FAA"), or any other federal, state or local governmental authority and held by Seller in connection with the conduct of the business or operations of either or both of the Systems ("Governmental Licenses") including without limitation the items listed on Schedule 5, together with any additions thereto between the date of this Agreement and the Closing Date.

                 (f) all copyrights, trademarks, trade names, service marks, service names, licenses, patents, permits, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, transferred to, or owned by Seller or under which Seller is licensed or franchised and which are used or useful in connection with the business and operations of either or both of the Systems, together with any additions thereto between the date of this Agreement and the Closing Date (the "Intangibles") and the goodwill of the Systems, if any.

                 (g) all of Sellers proprietary information, technical information and data, subscriber lists, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints and schematics relating to the business and operation of either or both of the Systems.

                 (h) all accounts receivable of the Systems as of the Closing.

                 (i) all choses in action of Seller relating to either or both of the Systems.

                 (j) all books and records relating to the business or operations of either or both of the Systems.

         All of the foregoing property is referred to in this Agreement as the "Transferred Assets." Notwithstanding the foregoing, the Transferred Assets do not include any cash of





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Seller, any pension, profit-sharing or employee benefit plans, any collective bargaining agreements or any of the assets listed on Schedule 13 hereto (the "Excluded Assets").

         2.      Purchase Price.

                 2.1 Amount. The "Purchase Price" for the Transferred Assets shall equal the sum of (A) Three Million Eight Hundred Thousand Dollars ($3,800,000), as adjusted pursuant to Sections 2.5 and 2.6 plus (B) one-half (1/2) of the outstanding loan balance as of the Closing Date on a 1996 Ford Ranger Super Cab pickup truck purchased by the Seller in December, 1995. The Purchase Price will be allocated in a manner agreed to by the parties at or prior to Closing.

                 2.2 Escrow Deposit. Within five days of the execution and delivery of this Agreement, Purchaser shall deposit the amount of Seventy-Five Thousand Dollars ($75,000) (the "Escrow Deposit") in an account designated by Colorado National Bank, N.A. (the "Escrow Agent"). The Escrow Deposit shall be held, administered and distributed for the respective benefits of the parties hereto in accordance with the terms of this Agreement and the Escrow Agreement substantially in the form attached hereto as Exhibit A ("Escrow Agreement") to be entered into within five days of the execution and delivery of this Agreement. If the Closing occurs, at Closing Seller and Purchaser shall direct the Escrow Agent to disburse the Escrow Deposit (together with the interest and earnings thereon) to Seller, or Seller's designee, in accordance with the procedures set forth in the Escrow Agreement. If the Closing does not occur, Seller and Purchaser shall direct the Escrow Agent to disburse the Escrow Deposit (together with the interest and earnings thereon) in accordance with Sections 13.4 and 13.5 of this Agreement, as applicable, in accordance with the procedures set forth in the Escrow Agreement.

                 2.3 Indemnity Escrow Deposit. At Closing, Purchaser shall deposit the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the "Indemnity Escrow Deposit") in an account designated by the Escrow Agent, to be held, administered and distributed in accordance with the terms of this Agreement and the Indemnity Escrow Agreement (as hereinafter defined).

                 2.4 Manner of Payment. On the Closing Date, Purchaser shall pay or cause to be paid to Seller or Seller's designee the Purchase Price, less (i) the amount paid to Seller as provided in Section 2.2 above, and
(ii) the Indemnity Escrow Deposit, in cash by means of a wire transfer or interbank transfer in immediately available funds to an account designated by Seller in writing at least two business days prior to the Closing.

                 2.5 Adjustments to Purchase Price. The Purchase Price shall be adjusted on the Closing Date as follows:

                          (a)     As of the Closing Date:





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                                  (i)      there shall be a reduction in the
                          Purchase Price for prepaid subscription revenues for cable television service to be provided after the Closing Date;

                                  (ii)     there shall be prorated as of the
                          Closing Date in favor of Seller or Purchaser, as the case may be, in accordance with generally accepted accounting principles and accrual accounting and in accordance with the principle that Seller shall be responsible for all expenses, costs, and liabilities allocable to the period prior to the Closing Date, and Purchaser shall be responsible for all expenses, costs, and obligations allocable to the period on and after the Closing Date, including franchise fees, copyright fees, pole rental charges, utility charges, municipal assessments, property taxes, rents, sales and service charges, FCC fees, copyright royalty payments and other properly proratable operating expenses of the Systems, provided that no credit shall be given Seller for a prepaid expense with respect to which Purchaser will receive no business benefit and provided further that there shall be no adjustment for, and Seller shall remain solely liable with respect to, any Contracts and any other obligation or liability not being assumed by Purchaser pursuant to this Agreement, including, without limitation, any liability or obligation for salaries, wages or other employee compensation or benefits relating to any employees or former employee of the Systems, it being understood that all such employee-related expenses and benefits shall be the sole responsibility of Seller.

                                  (iii)    there shall be a reduction in the
                          Purchase Price for any subscriber deposits, including converter deposits.

                                  (iv)     the Purchase Price shall be
                          increased by 100% of the face amount of Good Basic Subscriber (as defined in Section 4.9 hereof) accounts receivable of the Systems on the Closing Date that are not more than 30 days past due on such date and 95% of the face amount of Good Basic Subscriber accounts receivable of the Systems on the Closing Date that are not more than 60 days past due on such date (for this purpose payment for cable television service provided in any calendar month or portion thereof shall be deemed due on the first day of that month); and

                                  (v)      in the event the number of Good
                          Basic Subscribers of the Systems is less then 3,275 as of the Closing Date, the Purchase Price shall be decreased by the product of (A) $1,145 and (B) 3,275 less the actual number of Good Basic Subscribers on the Closing Date.





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                 2.6      In the event Purchaser is owed an amount as a result
of the foregoing prorations and adjustments, the Purchase Price shall be reduced accordingly. In the event Seller is owed an amount as a result of these prorations and adjustments, the Purchase Price shall be increased accordingly. The initial statement of prorations and adjustments (the "Initial Settlement Statement") will be prepared by Seller and delivered to Purchaser at least three but not more than six days before the Closing Date. If any item of expense subject to proration or adjustment hereunder cannot be finally ascertained or the proration or adjustment cannot be finally calculated by the Closing Date, then it shall be estimated for purposes of the Initial Settlement Statement and a final adjustment shall be made not more than sixty (60) days after the Closing Date in accordance with a final settlement statement ("Final Settlement Statement") to be prepared by Purchaser and delivered to Seller, and appropriate payments shall be made in satisfaction thereof within five (5) days after final adjustments are agreed upon. If the parties are unable to resolve any disagreement with respect to the Final Settlement Statement within such sixty (60) day period, then at the option of either party the matter shall be submitted to an accounting firm which shall be knowledgeable and experienced in the operations of cable television systems and reasonably acceptable to Purchaser and Seller, whose determination shall be binding on Purchaser and Seller. Each party shall bear the fees and expenses of its own representatives, including its independent accountants, if any, and the fees and expenses of any firm selected to resolve any disagreement between the parties shall be borne by the parties in proportion to the amount by which the determination of all matters submitted to such accounting firm varies from the positions of Purchaser and Seller on all such matters. Within five (5) business days following a final determination (whether as a result of a resolution by Purchaser and Seller of any such disagreement, or a determination by an accounting firm selected to resolve any disagreement between the parties), Purchaser shall pay to Seller the amount of any underpayment, or Seller shall refund to Purchaser the amount of any overpayment, as the case may be, of the Purchase Price (as adjusted to reflect such determination).

         3. Liabilities. Purchaser shall not assume or be liable or responsible for any liabilities or obligations of Seller except (i) obligations arising under the Franchises and Governmental Licenses that are assigned to Purchaser at Closing, (ii) obligations under real estate easements, licenses and leases described on Schedule 3 that are assigned to Purchaser at Closing,
(iii) obligations arising under the Contracts listed on Schedule 2 that are assigned to the Purchaser at Closing, (iv) obligations to subscribers of the Systems to provide cable television service, and (v) Seller's liability for subscriber deposits, in each case, insofar as such obligations and liabilities relate to the time on or after the Closing Date and arise out of events related to Purchaser's ownership of the Transferred Assets or its operation of the Systems on or after the Closing Date or the Purchase Price was reduced pursuant to Section 2 as a result of such obligation or liability. Purchaser shall not assume any other obligations or liabilities of Seller, including without limitation (i) any obligations or liabilities under any programming agreement or any Contract, Governmental License or Franchise not assigned to Purchaser at Closing or relating to any Excluded Asset, (ii) any claims or pending litigation or proceedings relating to the operation of the Systems prior to the Closing, (iii) any obligations or liabilities arising under capitalized leases or other financing agreements, (iv) any obligations or liabilities arising under agreements entered into other than in the ordinary





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course of business or in violation of Seller's covenants made in this
Agreement, (v) any obligations or liabilities of the Seller under any employee pension, retirement, or other benefit plans or collective bargaining agreements, (vi) any obligation to any employee or former employee of the Systems for salary, wages or other employee compensation or benefits, including without limitation, severance benefits, vacation time and sick leave, however arising, or (vii) any obligations or liabilities caused by, arising out of, or resulting from any action or omission of the Seller prior to the Closing, and all such obligations and liabilities shall remain and be the obligations and liabilities solely of the Seller.

         4. Seller's Representations and Warranties. Seller represents and warrants to Purchaser (which representations and warranties shall survive the Closing) that:

                 4.1 Seller in Good Standing. The Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and as of the Closing Date will be duly qualified to do business as a foreign limited partnership and be in good standing under the laws of the State of Ohio. Schedule 8 sets forth (i) all of the fictitious and trade names which Seller has used or is currently using in connection with the business of the Systems and, to Seller's knowledge, all fictitious and trade names used by any prior owner or operator of the Systems in the past five (5) years in connection with the business of the Systems, and
(ii) the location(s) of the chief executive office(s) of Seller and, to Seller's knowledge, such prior owners and operators.

                 4.2 Due Authorization. Seller has all requisite power and authority (i) to own, lease, and use the Transferred Assets as now owned, leased, and used, (ii) to conduct the business and operations of the Systems as now conducted, and (iii) to execute, deliver and perform this Agreement and the documents contemplated hereby. The execution, delivery and performance of this Purchase Agreement and the transactions contemplated hereby have been duly authorized by all required partnership action of Seller, with all required approvals of Seller's partners.

                 4.3 Binding Obligation. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except as the enforceability of this Agreement and the documents contemplated hereby may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

                 4.4 Title to Assets. Seller has, and at Closing Purchaser will receive, good title to the Transferred Assets, free and clear of all Liens of any kind. The Transferred Assets are all of the assets required for the lawful conduct of the business and operation of the Systems in the manner and to the full extent they are now conducted. None of the Transferred Assets is subject to any restriction or condition that would limit the full operation of the Systems as now operated, and each Transferred Asset is available for immediate use in the business and operations of the Systems. All tangible Transferred Assets are in good condition and repair.





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                 4.5      Real Estate.

                          (a)     Schedule 3 attached hereto accurately
describes all Real Property and all Real Property Interests with respect thereto. Seller has delivered to Purchaser true and complete copies of all deeds, leases, easements, rights-of-way and other instruments pertaining to the Real Property Interests required to be disclosed in Schedule 3 (including any and all amendments and other modifications of such instruments). All such leases, easements and licenses are in full force and effect, and no default by Seller or, to Seller's knowledge, by any other party exists under any such lease, easement or license. To the Seller's knowledge, the Seller's use of Real Property is not in violation of any zoning, building code, or similar laws affecting land use. All fees due under all material easements, leases and crossing permits have been paid and will be paid in full at Closing for periods ending on or before the Closing Date. Seller's facilities located on the Real Property are supplied with utilities and other services necessary for Seller's operation of such facilities. Seller has full legal and practical access to all of the Real Property.

                          (b)     Seller has not received any notice and has no
knowledge of any condemnation or rezoning or other proceeding pending or threatened with reference to the Real Property and, in addition, Seller knows of no structural defects in any of the premises in which Seller conducts operations. No unresolved claims of trespass for service drop components of the Systems (for example, between a distribution cable tap and a subscriber's television set) are known to the Seller.

                          (c)     To the Seller's knowledge, neither the Seller
nor any of the Real Property owned, leased or otherwise used by Seller is in violation of any laws or regulations relating to storage or disposal or treatment of waste products, or any other laws relating to land use or protection of the environment. To Seller's knowledge, after due inquiry, there are no tanks on or below the surface of the Real Property, there is no hazardous or toxic waste, substance or material or other contaminant or pollutant (as determined under federal, state or local law) present on or below the surface of the Real Property in "reportable levels," including, without limitation, in the soil, subsoil, groundwater or surface water, and the Real Property has never been used by Seller or, to the knowledge of Seller, by any previous owner or operator to generate, manufacture, refine, produce, store, handle, transfer, process, dispose of or transport any hazardous or toxic waste, substance or material or other contaminant or pollutant. To Seller's knowledge, the Real Property is free from all asbestos.

                 4.6 Compliance With Law. The Seller and the Systems are in substantial compliance with all material terms of all Franchises and all applicable federal, state and local laws, rules, regulations and published and generally available written policies, and Seller has not received any notice claiming a violation by Seller or the Systems of any such Franchise, law, rule or regulation, nor is Seller aware of any basis for any person or governmental authority to claim that any such violation exists. Neither the ownership or use of the properties of the Systems nor the conduct of the business or operations of the Systems conflicts with the rights of any other person or entity, other than such conflicts as would not





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have a material adverse effect, either individually or in the aggregate, on the business, operations, condition (financial or otherwise), properties, assets or liabilities of the Transferred Assets or either System (a "Material Adverse Effect").

                 4.7      Copyright, FCC and FAA Compliance.

         (a) As of the Closing Date, all Notices, Statements of Accounts, supplements and other documents required under Section 111 of the Copyright Act of 1976, as amended (the "Copyright Act"), and under the rules, regulations and published and generally available written policies of the United States Copyright Office ("Copyright Office") with respect to the carriage of broadcast signals by the Systems have been duly filed, and the required amount of copyright fees have been paid on a timely basis, or will be fully paid, with all required interest and penalties (if any), by the Closing Date and the Systems qualify for the compulsory license under Section 111 of the Copyright Act and the Copyright Office's rules, regulations and published and generally available written policies. There is no inquiry, claim, action or demand before the Copyright Office or any court or by any third party which questions the copyright filings or payments made by Seller with respect to any of the Systems.

         (b) All required authorizations, certificates, licenses, permits and clearances from governmental agencies (including the FCC and FAA) with respect to the Systems' operations, including all of Seller's towers, earth stations, business radios and frequencies utilized and carried by the Systems, have been obtained and are currently valid and in full force and effect. Seller is authorized to use all restricted frequencies used by the Systems in accordance with FCC rules and regulations.

         (c) All reports, applications, registrations statements and other documents required to be filed in connection with the ownership and operation of the Systems have been filed with the FCC for the last three (3) years. Each employment unit operated by the Seller with respect to the Systems is currently in compliance with the equal opportunity requirements of the Communications Act and the FCC's rules, regulations and published and generally available written policies.

         (d) Except as described in this Section 4.7(d), Seller has received no request or demand to lease channel capacity on either of the Systems pursuant to Section 612 of the Communications Act and corresponding FCC regulations and policies. Seller received a verbal request on July 25, 1996 from Mr. James Crigger to lease channel space on the Ohio system, which request Seller requested be submitted in writing. As of the date of this Agreement, Seller has not received such request in writing.

                 4.8 Homes passed, miles of plant, etc. The Systems pass and on the Closing Date will pass at least 3,975 residential dwelling units that can be served from activated plant to include active commercial accounts in good standing subscribing to basic or broadcast basic service. The Systems consist of approximately 103 miles of total plant from two (2) headends. The Systems are spaced at 350 MHz and operate at 350 MHz except for





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feeder sections of Myersdale which pass only 250 MHz.  Each System is in good working order and does not require an upgrade or rebuild to comply with the Franchises or applicable laws or regulations. Except as disclosed on Schedule 14, the Systems comply with all technical standards promulgated by the FCC, including, without limitation, requirements set forth in the Report And Order adopted February 13, 1992. Seller agrees to disclose to Purchaser any noncompliance with FCC technical requirements and any nonconformance with any other laws, ordinances, orders, or regulations to the extent Seller becomes aware of any such noncompliance or nonconformance at any time prior to the Closing.

                 4.9 Subscribers. As of June 30, 1996 the Systems serve at least 3,246 Good Basic Subscribers (as defined below) and 1,221 pay units subscribed to by Good Basic Subscribers at the rates indicated on the rate schedule attached as Schedule 9. As of Closing, the Systems will serve at least 3,275 Good Basic Subscribers and 1,300 pay units subscribed to by Good Basic Subscribers at the rates indicated on the rate schedule attached as
Schedule 9. A Good Basic Subscriber is a person, household or commercial account (exclusive of "additional outlets" or "second outlets," as such terms are commonly understood in the cable television industry) who (i) is an active subscriber to basic or broadcast basic cable television services provided by the Systems (ii) pays the Seller's standard rate indicated by the attached rate schedules for basic and broadcast basic service (iii) has paid for all services subscribed to 60 days or more prior to the date of determination of the number of Good Basic Subscribers, (iv) has made at least one regular monthly payment to the Seller prior to the date of determination of the number of Good Basic Subscribers at the standard rates, (v) whose service is not pending disconnection for any reason, (vi) have no outstanding balance more than two billing periods past due from the earliest date for which basic service has been provided, and (vii) were not solicited by Seller within 90 days prior to the date of determination of the number of Good Basic Subscribers by any promotion or by offers of discounts other than in the ordinary course of business consistent with Seller's past practices; provided that in computing the number of Good Basic Subscribers hereunder as to all commercial or bulk billing accounts of either System, such number of Good Basic Subscribers shall be the result obtained by dividing the aggregate of the gross billings from such accounts from the provision of basic service (excluding any installation or non-recurring charge, any charge for equipment, and any pass-through charge) for the calendar month immediately preceding the Closing by the average standard monthly rate charged to single-family households for basic service for that System as set forth on the rate schedule attached as part of Schedule 9.

                 4.10     Franchises.

                          (a)     The Franchises are valid, in full force and
effect, and duly and legally held by Seller, and constitute the only governmental permits, franchises or authorizations required by law to own and operate the Systems as presently operated and contemplated by the Seller to be operated. True and complete copies of the Franchises have been delivered by the Seller to the Purchaser. No event has occurred, which, with notice or lapse of time or both, would constitute a default by the Seller or, to the best knowledge of the Seller, by any party thereto, under the terms of the Franchises or would affect the





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validity or enforceability thereof.  The Franchises were duly issued by the applicable Municipality and are in full force and effect. Seller has paid in full all currently due franchise fees and other fees currently due under the Franchises in connection with the operation of the Systems and is validly and lawfully operating each System under the applicable Franchises. Seller has no reason to believe that any of the Franchises would not be renewed by the granting authority in the ordinary course. Seller has not made, and to the best of Seller's knowledge no prior owner of the Systems has made, any commitments (oral or written) to any Municipality or other governmental authority with respect to any of the Systems other than those contained in the Franchises.

                          (b)     Seller has not submitted timely renewal
notices under subsection (a) through (g) of Section 626(a) of the Communications Act of 1984, as amended (47 U.S.C. Section 546(a)) initiating formal renewal proceedings for any of its cable television franchises having a remaining term of thirty-six (36) months or less as of the date of this Agreement and as of the date of Closing. Seller has provided and will provide the Purchaser with copies of any proposals for renewal, preliminary assessments and franchisor determinations described in Subsection (c) of said Section 626 if any have been so prepared.

                 4.11 Contracts. Schedule 2 sets forth all non-governmental permits and authorizations, leases, pole attachment contracts, retransmission consent agreements, crossing agreements, apartment access agreements, other multiple unit dwelling access agreements, private cable agreements, equipment leasing agreements and all other material non-governmental contracts to which Seller is a party or which are binding on Seller and that are used or useful in connection with operation of the Systems or relating to the operation of the Systems which are in effect on the date of this Agreement (together with any such agreement or contract entered into by Seller between the date of this Agreement and the Closing Date, the "Contracts"), true and complete copies of which Seller has delivered to Purchaser. All such Contracts are in full force and effect, and no default exists under any such Contract. Except for the Contracts described on Schedule 2, the leases set forth on Schedule 3, the Franchises and the Governmental Licenses, no other material contracts, agreements, permits or licenses are required to own and operate the Systems as now operated other than agreements for which the failure to hold the same would not have a Material Adverse Effect. There are no material violations of any regulations relating to pole attachments in the Systems, and all pole attachments comply in all material respects with applicable laws and regulations, and comply in all material respects with all requirements of the pole attachment contracts and the National Electric Safety Code, and the Seller has not received any demand or request from any utility or other pole owner to move, replace or change any of its cable television plant; provided, however, The Pennsylvania Department of Transportation has notified the Seller that it will begin to rebuild Route 219 around Myersdale, Pennsylvania, to Garrett, Pennsylvania, beginning in July, 1996. This will require the rebuilding of approximately 1.5 miles of cable north of Myersdale toward Garrett. However utility pole owners have not contacted the Seller because of uncertainty as to where to move the poles. It is believed by the Seller that some of the expenses will be reimbursable.





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                 4.12     Access Agreements.  The Seller has all required
authority to serve private developments and multiple dwelling units served by the Systems, some of which are oral agreements. All written and oral agreements to serve multiple dwelling units and private developments are valid and in full force and effect. All such written or oral agreements are listed or described on Schedule 2 hereof. No homeowners association, tenant's association or multiple dwelling unit owner has provided any intention to terminate any such agreement.

                 4.13 Rates. All rates charged by the Systems are lawfully charged. No rate order is in effect or threatened, and no complaints have been filed with the FCC regarding rates charged. None of the municipalities served by the Systems has been certified to regulate rates charged by the Systems, or has made any effort to regulate such rates.

                 4.14 Retransmission Consent. All broadcast signals carried by the Systems are carried either pursuant to must-carry elections by the broadcaster or pursuant to a written retransmission consent agreement between the broadcaster and the Seller that will be properly assigned to Purchaser on the Closing Date. No retransmission consent agreement requires a cash payment by Seller or imposes other material onerous conditions. All retransmission consent agreements are described on Schedule 2, copies of which have been delivered by Seller to Purchaser.

                 4.15 Litigation. There is no judgment or order outstanding, or any action, suit, proceedings or investigation by or before any court or other governmental authority or any arbitrator pending, or to Seller's knowledge, threatened, relating to the Seller or the Systems. Seller knows of no intention of any person to revoke or modify any of the Franchises, Leases, Governmental Licenses, or Contracts included in the Transferred Assets, to bring any lawsuit relating to the Systems or to otherwise take any action that could adversely affect the Systems, and Seller knows of no basis for any such action by any person.

                 4.16 Taxes. Seller has properly filed all tax returns and paid in full all taxes of every kind, including, without limitation, property taxes, relating to the Systems, and all franchise fees. There are no legal, administrative or tax proceedings pursuant to which Seller is or could be made liable for any taxes, penalties, interest or other charges, the liability of which could extend to Purchaser as transferee of the Systems and Transferred Assets, and no event has occurred that could impose on Purchaser any transferee liability for any taxes, penalties or interest due or to become due from Seller.

                 4.17 Employment. Attached hereto as Schedule 6 is a schedule showing the name and address of each person employed in the operation of the Systems along with such person's current annual salary and any amounts paid or payable to each such person as bonus payments, indirect and/or deferred compensation or similar additional compensation payments for the fiscal year ending December 31, 1995, and for the current period. Except as set forth in
Schedule 6 annexed hereto, Seller is not a party to and does not administer, sponsor, maintain or contribute to:

                          (a)     any union collective bargaining or similar
agreement involving employees of the Systems;

                          (b)     any plan providing for pension benefits,
medical benefits, hospitalization, life insurance or other insurance, or any other benefits to employees of the Systems;

                          (c)     any employment contract or bonus or deferred
compensation plan or arrangement;

                          (d)     any similar arrangement for the benefit of
employees, whether for selected individuals or otherwise, of Seller or to which Seller has contributed or is under an obligation to fund; or

                          (e)     any "employee benefit plan" within the
meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

                 Each employee benefit plan listed on Schedule 6 has been administered in compliance with its own terms and with the provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), the Age Discrimination in Employment Act, as amended, and any other laws applicable to such plans. Without material exception, to the Seller's knowledge Seller has complied and will comply with all applicable laws and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, discrimination, and the payment of Social Security or similar taxes. To the Seller's knowledge, there are no unfair labor practice charges or claims pending or threatened against Seller, nor to Seller's knowledge any pending or threatened charges against Seller with respect to any wage and hour, employment discrimination, or other statutory violation. To the best knowledge of Seller, there is no union campaign being conducted to solicit cards from employees to authorize a union to request an NLRB certification election with respect to any employees of either System.

                 4.18 Overbuilds. None of the homes passed by the Systems are (i) passed by cable television plant owned or operated by an entity other than Seller or (ii) served by an MMDS or other wireless cable television system (other than DBS); provided however, off Radford Road, there are approximately six (6) pole spans utilized as transportation trunks only and there are no taps in this line to feed customers and on Route 56 there are three (3) poles due to change in the pole line. To the knowledge of Seller, there are no plans of any Municipality or third party for the establishment of any additional community antennae television systems, cable television stations or systems, multipoint distribution systems, or other video distribution systems (other than national DBS services) within the areas served by the Systems, and such areas are not now served with cable television by any person or entity other than Seller.

                 4.19 Recent Developments; Conduct Through Closing. Since December 31, 1994, Seller has conducted its business relative to the Systems only in the ordinary course and substantially in the manner as heretofore and has not and at the Closing Date will not have:

                          (a)     Sold, transferred, leased to others, or
otherwise disposed of any of its assets material to the operation or maintenance of the Systems except for inventory and/or services sold in the ordinary course of business or for assets sold or disposed of and replaced by other assets of comparable utility; canceled or compromised any debt or claim relating to the Systems of material value; or waived, compromised or released any right of material value;

                          (b)     Suffered any damage, destruction or loss,
whether or not covered by insurance, which has materially and adversely affected any of its assets or the Systems or their respective business prospects; subject, however, to the proviso set forth in Section 4.11 hereof.

                          (c)     Transferred or granted any right under, or
entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, invention, franchise, or similar rights, or modified, in any material respect, any existing right with respect thereto relating to the Systems;

                          (d)     Instituted, been named as a party to,
settled, or agreed to settle any litigation, action, or proceeding before any court or governmental body relating to the Systems or its assets;

                          (e)     Suffered any change, event, or condition
which has materially and adversely affected the condition (financial or otherwise), properties, assets, liabilities, business, or prospects of Seller or the Systems;

                          (f)     Made any general uniform increase in the
compensation of employees of Seller employed at the Systems except for increases made in the ordinary course of business consistent with Seller's past practices.

                 4.20 Financial Statements. The fiscal year of Seller ends December 31. True and correct copies of the financial statements of Seller as of December 31, 1994 and 1995 are attached hereto as Schedule 7. Quarterly internally prepared financial statements for the three months ended March 31, 1996 are also attached hereto as Schedule 7 (collectively the "Financial Statements"). The Financial Statements have been prepared from and accurately reflect the books, records and accounts of Seller with respect to the Systems (which books, records and accounts are complete and correct and will properly and accurately record the transactions and activities which they purport to record through the Closing Date) and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of prior years or periods and fairly present the financial position and results of operation of the Systems on a consolidated basis as of said date and for the period indicated in accordance with generally accepted accounting principles. No event has occurred since the preparation of the statements which would render any of them misleading in any material respect. None of the Financial Statements understates the true costs and expenses of conducting the business or operations of the Systems, fails to disclose any material contingent liabilities or inflates the revenues of the Systems. Except to the extent reflected or reserved against or otherwise disclosed in the foregoing Financial Statements, Seller will not have any liabilities, debts or obligations of any nature, whether absolute, accrued, contingent, known or otherwise, whether due or to become due including, without limitation, liabilities for taxes, except as incurred in the ordinary course of the business of Seller or as set forth on Schedule 7. Since December 31, 1994, Seller has not incurred any liabilities, debts or obligations other than in the ordinary course of business and has properly recorded in its books of account all items of income, expense and all other proper charges and accruals required to be made in accordance with generally accepted accounting principles.

                 4.21 Brokerage. No broker has been engaged by Seller in connection with the transaction contemplated hereby except Communication Equity Associates, whose fees will be paid by Seller.

                 4.22 No Material Omission. There is no material information concerning the Systems that could adversely affect the Systems known by Seller that Seller has not disclosed to Purchaser in this Agreement. No representation or warranty made by Seller in this Agreement or in any certificate, document, agreement or other instrument furnished or to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact that is required to make any statement made herein or therein not misleading.

                 4.23 Consents; Absence of Conflicting Agreements. Subject to obtaining the Consents listed on Schedule 10 or as otherwise disclosed on
Schedule 10, the execution, delivery, and performance of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of, notice to or filing with any governmental authority or any third party; (b) will not conflict with any provision of the certificate of limited partnership or partnership agreement of Seller; (c) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation or ruling of any court or governmental instrumentality other than such conflicts, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect, (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license or permit to which Seller is a party or by which Seller or any of the Transferred Assets may be bound; and (e) will not create any Lien upon any of the Transferred Assets.

                 4.24 Governmental Licenses. Each Governmental License is listed in Schedule 5 hereto (including a description of such Governmental License, and the issue and expiration dates thereof). Seller is the authorized legal holder of each Governmental

License, each of which is valid and in full force and effect. Seller has delivered to Purchaser true and complete copies of all such Governmental Licenses, including any amendments thereto. No default exists under any Governmental License, and Seller has no reason to believe that any of the Governmental Licenses will not be renewed by the FCC or other granting authority in the ordinary course.

                 4.25 Equipment. Schedule 1 lists all material items of Equipment.

                 4.26 Intangibles. Schedule 11 is a true and complete list of the Intangibles, all of which are valid and in full force and effect and uncontested. Seller has delivered to Purchaser copies of all existing documents that establish or evidence any of the Intangibles.

                 4.27 Insurance. Schedule 12 is a true and complete list of all insurance policies of Seller that insure any part of the Transferred Assets or the business of the Systems, all of which policies are in full force and effect.

                 4.28 Transactions with Affiliates. Seller has not been involved in any business arrangement or relationship relating to the Systems with any affiliate of Seller, and no affiliate of Seller owns any property or right, tangible or intangible, which is used in the business of the Systems. As used in this paragraph, "affiliate" has the meaning given to such term in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934, as amended.

         5. Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller (which representations and warranties shall survive the Closing) that:

                 5.1 Purchaser in good standing. The Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is or on the Closing Date will be duly qualified to do business as a foreign limited partnership in Ohio and Pennsylvania.

                 5.2 Due Authorization. Purchaser has all requisite power and authority (i) to own, lease, and use its properties and assets as now owned, leased, and used and to conduct its business and operations as now conducted, and (ii) to execute, deliver and perform this Agreement and the documents contemplated hereby. The execution, delivery and performance of this Purchase Agreement and the transactions contemplated hereby have been duly authorized by all required partnership action of Purchaser, with all required approvals of the Purchaser's partners.

                 5.3 Binding Obligation. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as the enforceability of this Agreement and the documents contemplated hereby may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

         6. Closing Date. The closing of the sale contemplated by this Agreement (the "Closing") shall take place ten (10) days after the conditions to Closing set forth at Section 8 below have been satisfied or waived (to the extent permitted) and Purchaser has received a written notice from Seller to that effect, or on such other date as the parties may mutually agree (the "Closing Date"). The Closing shall be held at the offices of Dow, Lohnes & Albertson, 1200 New Hampshire Avenue, N.W., Suite 800, Washington, D.C. 20036, or any other place or by any other means (including by mail) that is agreed upon by Purchaser and Seller. If all such conditions are not satisfied on or before the 150th day following the date of this Agreement, Purchaser may, at its option, terminate this Agreement pursuant to Section 13.3(a)(iii) of this Agreement.

         7. Closing Documents. Prior to or on the Closing Date, Seller shall deliver or caused to be delivered to Purchaser the following, in form and substance reasonably satisfactory to Purchaser and its counsel:

                 (a) Transfer Documents. Duly executed special warranty deeds, bills of sale, motor vehicle titles, assignments, and other transfer documents which shall be sufficient to vest good and marketable title to the Transferred Assets in the name of Purchaser, free and clear of all Liens.

                 (b) Consents and Estoppel Certificates. A manually executed copy of any instrument evidencing receipt of any third-party or governmental authority consent or approval; and estoppel certificates of the lessors of leasehold or subleasehold interests included in the Real Property Interests and estoppel certificates of the Municipalities issuing each Franchise in form and substance reasonably satisfactory to Purchaser to the effect that such Lease or Franchise, as the case may be, (i) is valid, in full force and effect and not in default, (ii) to the extent required by such Lease or Franchise, has been approved for assignment to Purchaser and (iii) may be pledged as collateral to any present or future lender to Purchaser to secure indebtedness.

                 (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Seller by the President of the corporate general partner of Seller, certifying that the representations and warranties of Seller contained in this Agreement are true and complete in all respects at and as of the Closing Date as though made at and as of that date; and (2) that Seller has performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date.

                 (d) Accounts Receivable. A complete and accurate list of the Systems' accounts receivable as of a date no more than five business days prior to the Closing Date, including, with respect to each of the accounts receivable, the account number, date of issuance, name and address of account debtor, aggregate amount, and balance due.

                 (e) Opinions of Counsel. Opinion of Seller's counsel, addressed to Purchaser and its lender(s), dated as of the Closing Date, substantially in the form of Exhibit

B attached hereto, and Opinion of Seller's FCC Counsel, addressed to Purchaser and its lender(s), dated as of the Closing Date, substantially in the form of Exhibit C attached hereto.

                 (f) Lien Searches and Releases. Satisfactory UCC, tax and judgment searches dated as of a recent date prior to the Closing Date for filings in those jurisdictions where the Transferred Assets are located and/or where a filing would be required to perfect an interest or priority against the Transferred Assets; and duly executed UCC-3 termination statements, mortgage releases and such other release and termination instruments as Purchaser shall reasonably request to release any Liens on the Transferred Assets.

                 (g) Secretary's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Seller by the Secretary of Seller's general partner certifying that the resolutions, as attached to such certificate, authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby were duly adopted by the Board of Directors of Seller's general partner and that such resolutions have not been amended, rescinded or modified since their adoption and remain in full force and effect.

                 (h) Indemnity Escrow Agreement. The Indemnity Escrow Agreement duly executed by Seller.

                 (i) Noncompetition Agreements. Duly executed Noncompetition Agreements as contemplated by Section 9.

                 (j) Good Standing Certificates. Copy of Good Standing Certificate issued by the Secretary of State of the Commonwealth of Pennsylvania certifying that Seller is in good standing and a copy of a Good Standing Certificate issued by the Secretary of State of Ohio certifying that Seller is duly qualified and in good standing as a foreign limited partnership in such state.

         8. Conditions to Purchaser's Obligations. Purchaser shall not be obligated to close the purchase contemplated hereby unless the following conditions (any of which may be waived by Purchaser in its sole discretion) are satisfied:

                 (a) All required consents for the sale of the Transferred Assets to Purchaser (regardless of whether such consent is listed on Schedule
10) shall have been duly obtained and shall contain no condition materially adverse to Purchaser, including without limitation, (i) the consents of the Municipalities, if legally required, for transfer of the Franchises, (ii) the consent of the FCC, to the extent legally required, to the transfer of the Governmental Licenses to Purchaser (and the time period for filing petitions for reconsideration for such consent shall have passed), and (iii) the consents of all landlords and Contract parties and other relevant parties.

                 (b) No material adverse change in the business, operations, condition (financial or otherwise), properties, assets or liabilities of the Transferred Assets or either System shall have occurred;

                 (c) The term of each Franchise shall have been extended to at least December 30, 2003;

                 (d) Seller shall have delivered to Purchaser the closing documents set forth in Section 7 of this Agreement;

                 (e) All representations and warranties of Seller set forth in Section 4 above shall be true and complete as of the Closing Date as if made again on such date, and Seller shall have performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date; and

                 (f) The Transferred Assets shall be free and clear of all Liens, and all leases on equipment and vehicles shall have been paid off such that clear title to such equipment and vehicles is delivered to Purchaser at Closing.

Any one or more of the foregoing conditions may be waived by the Purchaser in its discretion.

         9. Noncompetition. As an inducement to cause Purchaser to enter into this Agreement and to complete the transactions contemplated hereby, the Seller and its general partners (and each officer and controlling stockholder of any corporate general partner(s)) agree for the benefit of Purchaser and its successors and assigns that they will not engage in any aspect of the video distribution business (including cable television, MMDS, DBS, MDS, SMATV anywhere in the areas served by the Systems or within 20 miles thereof for a period of seven (7) years after the Closing Date, either as owner, employee, investor, consultant, manager or otherwise. Each such person shall execute at Closing in favor of Purchaser a non-competition agreement substantially in the form attached hereto as Exhibit D reflecting the foregoing.

         10. Access to Systems and Other Seller Covenants. From the date hereof through the Closing Date, Seller shall permit Purchaser and its representatives complete access to the Systems and the Seller's books and records relating thereto, and will notify Purchaser promptly of any material or unusual developments relating thereto and of any material change in any of the information contained in Seller's representations and warranties contained in
Section 4 of this Agreement. All such information shall be confidential and will not be divulged to any person or entity except the Purchaser's professional advisors or as required by applicable law. From the date hereof through Closing Seller will not make any change in the operation of the Systems, will not change any rates charged by the Systems, and will operate the Systems in the ordinary course of business in accordance with past practice, such that all representations and warranties of Seller contained in this Agreement will be true and complete in all respects at and as of the Closing Date as though made at and as of that date and in accordance with the following covenants:

                 (a) Compensation. Seller shall not increase the compensation, bonuses, or other benefits payable or to be payable to any person employed in connection with the conduct of the business or operations of the Systems, except in accordance with past practices.

                 (b) Contracts. Seller will not enter into any contract or commitment relating to the Systems or the Transferred Assets, or amend or terminate any Contract (or waive any material right thereunder), or incur any obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness) that will be binding on Purchaser after Closing.

                 (c) Disposition of Assets; Liens. Seller shall not sell, assign, lease, or otherwise transfer or dispose of any of the Transferred Assets or create, assume or permit to exist any Lien whatsoever upon the Transferred Assets.

         11.     Special Covenants and Agreements.

                 11.1 Filings with the FCC and Municipalities. As soon as practicable, but in no event later than 15 days after the date of this Agreement, the parties shall file with the FCC and any Municipalities from which consent to the transactions contemplated by this Agreement is legally required, all legally required applications requesting consent to such transactions, and Purchaser and Seller shall take with due diligence all reasonable steps necessary to expedite the processing of the application(s) and to secure such consent or approval. Seller and Purchaser shall furnish each other with any correspondence from or to, and notify each other of any other communications with, the FCC and the Municipalities that relate to the obtaining of such consents and approvals, and each party shall have the right to participate in any hearings or proceedings before the FCC and the Municipalities with respect to such consents and approvals. Each party shall bear its own costs and expenses (including the fees and disbursements of its counsel) in connection with the preparation of the portion of any such application to be prepared by it and in connection with the processing of that application. Notwithstanding the foregoing, the Purchaser shall have no obligation to make any payment to any Municipality in assisting the Seller in obtaining any of the consents or approvals described in this Section 11.1 or to agree to any materially adverse change in any Franchise to be assigned to the Purchaser. Any application to any Municipality or any other governmental authority for any authorization, consent, order, or approval necessary for the transfer of any Franchise shall be reasonably acceptable to the Purchaser. Seller will not agree to any adverse change in any Franchise as a condition to obtaining any authorization, consent, order or approval necessary for the transfer of such Franchise without Purchaser's consent.

                 11.2 Other Consents. Seller shall use its best efforts, and Purchaser shall assist Seller in all reasonable respects to obtain all consents and approvals of third parties required for the transfer to Purchaser of any of the Transferred Assets. Notwithstanding the foregoing, the Purchaser shall have no obligation to make any payment to any other party to any agreement in assisting Seller in obtaining any of the consents, amendments, releases or agreements described in this Section 11.2 or to agree to any adverse change in any agreement to be assigned to the Purchaser.

                 11.3 Confidentiality. Except for such disclosure to attorneys, accountants, bankers and investors as may be necessary for the consummation of the transaction contemplated by this Agreement, and except as and to the extent required by applicable law, each party will keep confidential any confidential information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party all documents, information and other materials obtained by such party from the other party in connection with the transactions contemplated by this Agreement. Any press releases or other publicity relating to the transaction contemplated by this Agreement shall be subject to prior review and coordination between Seller and Purchaser, subject to their respective disclosure obligations under applicable laws.

                 11.4 Cooperation. Purchaser and Seller shall cooperate fully with each other and their respective counsel, accountants and other representatives in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Purchaser and Seller shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their reasonable best efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. After Closing, Seller shall deliver to Purchaser, as received from time to time, any cash or other property that it may receive relating to the business and operations of the Systems and Transferred Assets arising on or after the Closing Date and in respect of the accounts receivable.

                 11.5 Other Negotiations. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, (a) Seller shall not solicit any offer from any other person for any form of business combination or acquisition or disposition of all or any material part of the Transferred Assets or the Systems, nor shall Seller initiate or enter into any negotiations or provide confidential information with respect to any such business combination or acquisition without the consent of Purchaser, (b) Seller shall not solicit any offer from any other person for any transaction involving Seller that would preclude or in any way interfere with the consummation of the transactions contemplated by this Agreement, nor shall Seller initiate or enter into any negotiations or provide confidential information with respect to any such transaction without the consent of Purchaser, and (c) Seller shall not authorize any representative, agent, officer, director or partner to take, and Seller shall use its best efforts to prevent any such person or entity from taking, any of the actions prohibited in this paragraph. Nothing contained in this Section
11.5 shall prohibit Seller from responding to any unsolicited proposal or inquiry by advising the person or entity making such proposal or inquiry of the terms of this Section 11.5.

                 11.6 Employee Transition. Purchaser shall not become the employer of, nor shall Purchaser assume any liability or obligation to or in connection with, any employee or former employee of either System, and nothing in this Agreement shall be construed as a commitment or obligation of Purchaser to accept, or otherwise continue, the employment of any employees of the Systems. Without limiting the generality of the foregoing, Seller shall remain solely responsible for any and all obligations and liabilities, including, without limitation, those pursuant to the Code, ERISA and any and all federal, state and local discrimination laws, in respect of any of the employees or former employees of either System and their respective beneficiaries and dependants, relating to or arising in connection with, during the course of or as a result of (i) the employment or the actual or constructive termination of employment of any such employee by such employee's current employer (including, without limitation, in connection with the consummation of this Agreement);
(ii) the participation in or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation or benefits under, any Employee Benefit Plan (as such term is defined in ERISA) of such employee's current employer or any of its affiliates; (iii) accrued but unpaid salaries, wages, bonuses, incentive compensation, vacation or sick pay or other compensation or payroll items (including, without limitation, deferred compensation). This Section 11.6 shall operate exclusively for the benefit of the parties to this Agreement and not for the benefit of any other person or entity, including without limitation, any employee or former employee of either System.

                 11.7 Delivery of Financial Information. Seller shall furnish to Purchaser within 45 days after the end of each month ending between the date of this Agreement and the Closing Date a statement of income and expense for the month just ended for the Systems on a consolidated basis and such other financial information (including information on payables and receivables) as Purchaser may reasonably request. The income statements delivered by Seller to Purchaser pursuant to this Section 11.7 shall be prepared from the books and records of Seller with respect to the Systems in accordance with generally accepted accounting principles consistently applied, shall accurately reflect the books, records and accounts of the Systems, shall be complete and correct in all material respects, and shall present fairly the results of operations of the Systems on a consolidated basis for the periods then ended. Promptly after the preparation thereof, Seller shall deliver to Purchaser copies of any other financial statements, subscriber counts and other operational data regularly prepared by Seller for its internal use. Seller shall also provide Purchaser on a periodic basis with reports of capital expenditures made with respect to the Systems.

                 11.8     Additional Financial Information.

                          (a)     To the extent requested by Purchaser and
required by Securities and Exchange Commission ("SEC") Regulations S-K and S-X to be included in any registration statement or other offering document (each a "Registration Statement") proposed to be prepared by Purchaser, Seller agrees to prepare or cause Seller's independent accountants to prepare the following financial statements with respect to the Systems, and related management discussions and analyses (collectively, the "Additional Financial Statements"), conforming with the requirements specified in this Section 11.8:

                                  (i)   Balance sheets as at December 31, 1994
and 1995, and income statements and statements of cash flows and changes in equity for the years ended December 31, 1993, 1994, and 1995, together with the required footnotes and the auditor's report thereon.

                                  (ii)  A balance sheet, income statement, and
statement of cash flows as of and for the quarter ended March 31, 1996, together with the required footnotes.

                                  (iii) A balance sheet, income statement, and
statement of cash flows as of and for each fiscal quarter subsequent to the quarter ended March 31, 1996 and ending prior to the Closing Date, together with the required footnotes.

                          (b)     Seller shall prepare or cause Seller's
independent accountants to prepare the Additional Financial Statements within forty-five days after Purchaser's request therefor.

                          (c)     The Additional Financial Statements shall be
prepared from the books and records of Seller in accordance with generally accepted accounting principles, consistently applied, and in the form required by SEC Regulations S-K and S-X, so as to fairly present the financial condition, results of operations, and cash flows of Seller for the periods indicated, and, with respect to the quarterly financial statements required by this Section 11.8, subject to normal year-end adjustments.

                          (d)     To the extent required by SEC Regulation S-X,
the Additional Financial Statements shall be audited by Seller's independent accountants. The cost of preparing all Additional Financial Statements and all audits and reviews thereof shall be paid by Purchaser.

                          (e)     Seller agrees to provide one or more audit
representation letters as to the information provided by Seller to its independent accountants in connection with any audit required under this
Section 11.8. The representation letter will be in such form and make the representations reasonably required by such independent accountants to enable them to issue an opinion acceptable to the SEC for purposes of any Registration Statement with respect to the audit of those Additional Financial Statements required to be audited by SEC Regulations S-K and S-X and to be included in such Registration Statement. Seller will cause its independent accountants to provide all consents that are necessary for the inclusion of their opinion and the Additional Financial Statements in any such Registration Statement.

         12.     INDEMNIFICATION

                 12.1     Indemnification by the Seller.

                 The Seller shall indemnify the Purchaser against and hold it harmless from any and all liabilities in respect of suits, proceedings, demands, judgments, damages, expenses and costs (including, without limitation, reasonable counsel fees and costs and expenses incurred in the investigation, defense or settlement of any claims covered by this indemnity) (collectively, the "Indemnifiable Damages") which the Purchaser may suffer or incur by reason of (i) the inaccuracy or untruth of any of the representations and warranties or breach of warranty or nonperformance of any covenant or agreement of the Seller contained in this Agreement, or any document, certificate or agreement delivered by Seller or its representatives pursuant hereto; (ii) any and all liabilities or obligations of Seller resulting from its operation or ownership of the Systems or the Transferred Assets prior to the Closing, including any liabilities under the Franchises, Governmental Licenses or Contracts transferred to Purchaser at Closing which relate to events occurring during Seller's operation or ownership of the Systems prior to the Closing; (iii) any liabilities of the Seller not being expressly assumed by the Purchaser pursuant to Section 3 of this Agreement; (iv) any rate refund ordered for periods prior to the Closing; (v) the failure of the parties to comply with the provisions of any bulk sales law applicable to the transfer of the Transferred Assets, or
(vi) any claim for brokerage or agent's or finder's commissions or compensation in respect of the transactions contemplated by this Agreement by any person purporting to act on behalf of Seller. Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, the Purchaser shall have the right to be put in the same financial position as it would have been in had each of the representations and warranties of the Seller been true and correct or had the Seller not breached any such covenants, representations, warranties or agreements.

                 12.2     Indemnification by the Purchaser.

                 The Purchaser shall indemnify the Seller against and hold it harmless from any and all liabilities in respect of suits, proceedings, demands, judgments, damages, expenses and costs (including, without limitation, reasonable counsel fees and costs and expenses incurred in the investigation, defense or settlement of any claims covered by this indemnity) (collectively, the "Indemnifiable Damages") which the Seller may suffer or incur by reason of
(i) the inaccuracy or untruth of any of the representations and warranties or breach of warranty of the Purchaser contained in this Agreement, or any document, certificate or agreement delivered pursuant hereto; (ii) any liability for claims made by third parties against the Seller resulting from Purchaser's operation and ownership of the Systems after the Closing, or (iii) by reason of the Purchaser's failure to satisfy the liabilities specifically assumed by it pursuant to this Agreement. Without limiting the generality of the foregoing, with respect to the measurement of the Indemnifiable Damages, the Seller shall have the right to be put in the same financial position as Seller would have been in had each of the representations and warranties of the Purchaser been true and correct or had the Purchaser not breached any such covenants, warranties or agreements.

                 12.3 Notice and Right to Defend Third Party Claims. Promptly, upon receipt of notice of any third party claim, demand or assessment or the commencement of any suit, action or proceedings in respect of which indemnity may be sought on account of an indemnity obligation contained in this Section, the party seeking indemnification (the "Indemnitee") will promptly notify the party from whom indemnification is sought (the "Indemnitor"), in writing thereof. Except to the extent that the Indemnitor demonstrates that the defense of such action is prejudiced thereby, the omission by such Indemnitee to notify promptly the Indemnitor of any such claim or action shall not relieve such Indemnitor from any liability which it may have to such Indemnitee in connection therewith; on account of the indemnity obligations contained in this Section. In case any claim, demand or assessment shall be asserted or suit, action or proceeding commenced against an Indemnitee, and it shall notify the Indemnitor of the commencement thereof, the Indemnitor, after giving written notice to the Indemnitee acknowledging its potential liability to the Indemnitee on account of its indemnity obligations hereunder and of its election to assume the defense, conduct or settlement thereof, will be entitled to participate therein, and to the extent that it may wish, to assume the defense, conduct or settlement thereof, with counsel reasonably satisfactory to the Indemnitee. After such notice from the Indemnitor to the Indemnitee of its election to assume the defense, conduct, or settlement thereof, the Indemnitee shall have the right to participate in the defense, conduct or settlement of any such claim at its own expense, and the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense, conduct or settlement thereof, subject to reimbursement for actual out-of-pocket expenses incurred by the Indemnitee as a result of a request by the Indemnitor. The Indemnitee will cooperate with the Indemnitor in connection with any such claim, make personnel, books and records relevant to the claim available to the Indemnitor, and grant such authorization of power of attorney to the agents, representatives and counsel of the Indemnitor as such Indemnitor may reasonably consider desirable in connection with the defense of such claim. In the event that the Indemnitor does not assume the defense, conduct or settlement of any claim, demand, or assessment, or, within a reasonable time after notice from the Indemnitee of any such claim for Indemnifiable Damages, shall fail to defend such claim, the Indemnitee shall have the right to undertake the defense, compromise or settlement of such claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnitor, and the Indemnitor shall be bound by the results obtained by the Indemnitee with respect to such claim. In such event, the Indemnitor shall pay to the Indemnitee, in addition to the other sums required to be paid hereunder, any costs and expenses incurred by the Indemnitee in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred. Anything in this Section 12.3 to the contrary notwithstanding, with respect to any third party claim, (i) the Indemnitor shall not, without the Indemnitee's written consent, settle or compromise any such claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the third party claimant or the plaintiff to the Indemnitee of a release from all liability in respect of such claim in form and substance reasonably satisfactory to the Indemnitee, (ii) in the event that the Indemnitor undertakes defense of any such claim, the Indemnitor shall have an obligation to keep the Indemnitee informed of the status of the defense of such claim and furnish the Indemnitee with all documents, instruments and information that the Indemnitee shall reasonably request in connection therewith, and (iii) neither party shall dispose of, compromise or settle any claim or action in a manner that is not reasonable under the circumstances and in good faith.

         12.4 Indemnity Escrow. On the Closing Date, Purchaser, Seller and the Escrow Agent shall execute an Indemnity Escrow Agreement substantially in the form attached hereto as Exhibit E (the "Indemnity Escrow Agreement"), in accordance with which, on the Closing Date, Purchaser shall deposit Two Hundred Fifty Thousand Dollars ($250,000) of the Purchase Price with the Escrow Agent (all amounts held from time to time by the Escrow Agent pursuant to the Indemnity Escrow Agreement in respect of such ($250,000), including any interest or other earnings in respect of such deposits, the "Indemnity Funds") in order to provide a fund for the payment of any claims for which Purchaser is entitled to indemnification as provided in this Section 12. All funds and documents deposited with the Escrow Agent pursuant to this Section 12.4 shall be held and disbursed in accordance with the terms of the Indemnity Escrow Agreement and the following provisions: (a) one-half of the Indemnity Funds not then subject to outstanding indemnification claims of Purchaser under this Agreement shall be released by the Escrow Agent to Seller on the first business day following the three-month anniversary of the Closing Date; and (b) any remaining Indemnity Funds not then subject to outstanding indemnification claims of Purchaser under this Agreement shall be released by the Escrow Agent to Seller on the first business day following the one year anniversary of the Closing Date. Purchaser and Seller acknowledge that if Purchaser's claims for Indemnifiable Damages exceed the Indemnity Funds, Seller and its successors and assigns shall remain liable for such excess.

         13.     RISK OF LOSS; SURVIVAL OF WARRANTIES; TERMINATION

                 13.1 Risk of Loss. Any loss by reason of fire, explosion, earthquake, windstorm, accident, flood, act of God, war, seizure or activities of the armed forces, or other casualty, ordinary wear and tear excepted, of any of the Transferred Assets at any time prior to the Closing shall be the responsibility of Seller. If any such loss or damage is so substantial as to prevent normal operation of any material portion of either System, Seller shall immediately notify Purchaser in writing of that fact and shall apply the proceeds of any insurance policy, judgment or award with respect thereto and take all other commercially reasonable steps to repair, replace and/or restore such property as soon as possible after the loss. If such loss or damage shall be sufficiently substantial to preclude the restoration of any substantial part of the Systems within thirty (30) days, or if such loss or damage materially and adversely affects the value of the Transferred Assets to the extent of more than Fifty Thousand Dollars ($50,000.00), Seller shall immediately notify Purchaser in writing. Purchaser, at any time within fifteen (15) days after receipt of such notice may elect to either (a) accept the proceeds of any insurance coverage and consummate the transactions contemplated by this Agreement, or (b) terminate this Agreement. If Purchaser elects to consummate the transactions contemplated by this Agreement, the Purchase Price shall be reduced by the amount of such loss or damage not compensated by insurance proceeds accepted by Purchaser on or before the Closing Date, provided that Seller shall not be obligated to close if the loss exceeds $200,000 unless Purchaser agrees to limit the price reduction to $200,000.

                 13.2 Survival of Warranties. All representations and warranties and pre-closing covenants made by Seller and Purchaser in this Agreement shall survive the Closing until twelve (12) months after the Closing Date, except that the representations in Section 4.4 (title) and 4.16 (taxes) hereof shall survive for the applicable period of limitations, in each case regardless of any investigation that may have been made or may be made at any time by or on behalf of Purchaser and regardless of any notice or information that may have been delivered or may be delivered to Purchaser. Any representation or warranty which is the subject of a claim or dispute asserted in writing prior to the expiration of the applicable of the above-stated periods shall survive with respect to such claim or dispute until the final resolution thereof.

                 13.3     Termination Rights.

                          (a)     This Agreement may be terminated by either
Purchaser or Seller, if the party seeking to terminate is not in material default or breach of this Agreement, upon written notice to the other party specifying such termination upon the occurrence of any of the following:

                                  (i)      if, prior to the Closing Date, the
                          other party hereto breaches any of its
                          representations or warranties (or any such representation or warranty shall become untrue) or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty
                          (30) days of the date of notice of default served by the party claiming such breach or material default.

                                  (ii)     if there shall be in effect any
                          final judgment, decree or order that would prevent or make unlawful the Closing contemplated by this Agreement;

                                  (iii)    if the Closing shall not have
                          occurred on or before the 150th day following the date of this Agreement.

                          (b)     This Agreement may be terminated by Purchaser
pursuant to Section 13.1.

                          (c)     This Agreement may be terminated by Purchaser
on or prior to the thirtieth (30th) day following the date of this Agreement if Purchaser is not satisfied in its reasonable discretion with the results of its due diligence review of the Systems, the

Transferred Assets and the accounting records and financial data of Seller with respect to the Systems and Transferred Assets.

                 13.4 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 13.3, all obligations of the parties hereunder shall terminate, except for the respective obligations of the parties under Section 2.2 and Section 11.3; provided, however, that no termination of this Agreement shall (a) except as set forth in Section 13.5, relieve a defaulting or breaching party from any liability to the other party for or in respect of such default or breach or (b) result in the rescission of any transaction theretofore consummated hereunder. Upon termination of this Agreement, except as provided in Section 13.5, Purchaser shall be entitled to the Escrow Deposit (together with all interest and earnings thereon) and Purchaser and Seller shall instruct the Escrow Agent to pay the Escrow Deposit and such interest and earnings to Purchaser.

                 13.5 Liquidated Damages. In the event of the termination of this Agreement by Seller pursuant to Section 13.3(a)(i) or pursuant to
Section 13.3(a)(iii) (provided, in the case of termination pursuant to Section 13.3(a)(iii), that the Closing failed to occur on or before the 150th day following the date of this Agreement, solely by reason of Purchaser's material breach or material default of this Agreement) and if Seller is not then in breach or default of this Agreement, Seller shall receive as liquidated damages, for the breach by Purchaser and as full settlement of any damages of any nature or kind that Seller may suffer or allege to have suffered as a result of any such breach by Purchaser, and not as a penalty, the Escrow Deposit. In the event Seller is entitled to receive the Escrow Deposit as liquidated damages as set forth in this Section 13.5, Seller shall be precluded from exercising any other right or remedy available under this Agreement, applicable law or otherwise. Seller and Purchaser agree in advance that actual damages would be difficult to ascertain and that the amount of $75,000 is a fair and equitable amount to reimburse Seller for damages sustained due to Purchaser's breach of this Agreement.

                 13.6 Attorney's Fees. In any action or proceeding brought by a party to the Agreement to enforce any provision of this Agreement, the prevailing party shall be entitled to recover all reasonable costs and expenses incurred, including reasonable attorney's fees, in connection with that action or proceeding and including all appellate proceedings.

         14.     MISCELLANEOUS

                 14.1 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given when received by personal delivery, commercial overnight delivery service or certified or registered mail or telecopy at the addresses set forth on the first page of this Agreement or to such other address or to such other persons as Purchaser or Seller shall have last designated by written notice to the other parties in accordance with this provision.

                 14.2 Benefits. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns, except that Seller may not assign any of its rights or duties hereunder. Purchaser may assign its rights hereunder to an affiliated entity or to one or more lenders making loans to it and may assign its rights under Article 12 to any person or entity to whom Purchaser sells all or any material part of the Transferred Assets or Systems.

                 14.3 Further Assurances. The parties agree that they shall execute and deliver any and all additional writings, instruments, and other documents contemplated hereby or referred to herein and shall take such further action as shall be reasonably required in order to effectuate the terms and conditions of this Agreement.

                 14.4 Governing Law. This Agreement shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania.

                 14.5 Transfer Taxes. All sales and other taxes due on account of the sale of the Transferred Assets, including any sales tax, and fifty percent (50%) of real estate transfer taxes, shall be paid by the Seller.

                 14.6 Modification. This Agreement shall not be amended, modified or supplemented at any time unless by writing executed by the parties hereto, provided, however, the Purchaser may assign its rights and obligations under this Agreement to any affiliate or nominee prior to the Closing and shall designate such assignee promptly following the date hereof so as not to hinder the transfer of the Transferred Assets hereunder. No amendment, supplement or termination of this Agreement shall affect or impair any rights or obligations which have heretofore matured hereunder.

                 14.7 Article Headings. The article headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

                 14.8 Specific Performance. Both Purchaser and Seller agree that damages would be inadequate remedy for breach by Seller of its representations, warranties, covenants and obligations set forth in this Agreement, and that Purchaser may have specific performance as a remedy for any breach by Seller of its obligations under this Agreement. This Section 14.8 shall not limit Purchaser's remedies at law or in equity.

                 14.9 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, oral or written.

                 14.10 Costs and Expenses. Except as otherwise contemplated by this Agreement, Purchaser and Seller shall each pay any and all of their own costs and expenses, including attorneys' fees, relating to the execution and delivery of this Agreement and the consummation of all transactions contemplated herein. Except as provided in Section 14.5, each party will also pay any non-tax fees imposed by law upon it in connection with the transactions pursuant hereto. Purchaser and Seller shall each pay one-half of all Escrow

Agent fees. Purchaser shall pay the costs of obtaining the tax, lien and judgment searches to be delivered by Seller pursuant to Section 7.

                 14.11    Cumulative Rights; Waiver.  Except as set forth in
Section 13.5, each and every right granted to a party hereunder, or in any other documents contemplated hereby, or delivered hereunder or executed concurrently herewith, or by law or equity, shall be cumulative and may be exercised at any time, or from time to time, and no failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right. The failure of any party at any time, or from time to time, to require performance by any other party of any term, condition or provision of this Agreement shall in no way alter or otherwise affect the right of such party at a later time to enforce the same. This Agreement and any of its provisions may not be waived except in writing. No waiver by any part of any condition or of the breach of any term, covenant or provision at any time or from time to time, shall be deemed to be or be construed as a further or continuing waiver of any such condition or breach or as a waiver of any other condition or of any other or subsequent breach of the same or any other term, covenant or provision.

                 14.12 Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original, but both of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have entered this Purchase Agreement as of the day and year first written on the first page hereof.



                                           SELLER:
                                           ------

ATTEST:                                    PENN/OHIO CABLEVISION, L.P.
- ------

                                           By:     SRW, Inc., its general partner

/s/ JOHN P. WEIDMAN, SEC.
- ------------------------------------
John P. Weidman, Secretary
                                           By:     /s/ RICHARD L. SNYDER, PRES.
                                                   ---------------------------------------
                                                   Richard L. Snyder, President




                                           PURCHASER:
                                           ---------

                                           FRONTIERVISION OPERATING
                                           PARTNERS, L.P.
ATTEST:                                    By:     FrontierVision Partners, L.P., its
- ------                                             general partner
                                           By:     FVP GP, L.P., its general partner
                                           By:     FrontierVision Inc., its general partner

/s/ JAMES W. MCHOSE
- ------------------------------------
James W. McHose, VP & Treasurer
                                           By:     /s/ JAMES C. VAUGHN
                                                   ---------------------------------------
                                                   James C. Vaughn, President

                                   Schedules


Schedule 1       -     Equipment
Schedule 2       -     Contracts
Schedule 3       -     Real Property
Schedule 4       -     Franchises
Schedule 5       -     Governmental Licenses
Schedule 6       -     Employees; Employment Matters
Schedule 7       -     Financial Statements
Schedule 8       -     Fictitious and Trade Names
Schedule 9       -     Rate Schedule
Schedule 10      -     Consents
Schedule 11      -     Intangibles
Schedule 12      -     Insurance
Schedule 13      -     Excluded Assets
Schedule 14      -     FCC Compliance


                                    Exhibits

Exhibit A        -     Form of Escrow Agreement
Exhibit B        -     Form of Opinion of Counsel to Seller
Exhibit C        -     Form of Opinion of FCC Counsel to Seller
Exhibit D        -     Form of Noncompetition Agreement
Exhibit E        -     Form of Indemnity Escrow Agreement